Exhibit 99.2

Condensed Consolidated Interim Financial Statements of Sky Limited (formerly Sky plc)

Condensed Consolidated Income Statement for the three months ended 30 September 2018 and 2017

		Three months to 30 September
		2018	2017
	Notes	£m	£m
Revenue	2	3,632	3,296
Operating expense	2	(3,803)	(2,981)
Operating (loss) profit		(171)	315

Share of results of joint ventures and associates	6c	2	39
Investment income		1	1
Finance costs		(155)	(93)
Profit on disposal of associate	6c	634	—
Profit before taxation		311	262

Taxation credit (charge)		30	(40)
Profit for the period		341	222

Profit for the period attributable to:
Equity shareholders of the parent company		341	222

Earnings per share from profit for the period (in pence)
Basic	3	19.8p	13.0p
Diluted	3	19.7p	12.9p

From 1 July 2018, the Group has applied IFRS 15 ‘Revenue from Contracts with Customers’ and IFRS 9 ‘Financial Instruments’ using a modified retrospective approach, recognising the cumulative effects of first-time adoption in opening equity at 1 July 2018.

As a result, the 2017 figures presented for comparison purposes have not been adjusted. The impacts of this first-time adoption are presented in Note 1.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Condensed Consolidated Statement of Comprehensive Income for the three months ended 30 September 2018 and 2017

	Three months to 30 September
	2018	2017
	£m	£m
Profit for the period	341	222

Other comprehensive income
Amounts recognised directly in equity that may subsequently be recycled to the income statement
Gain on revaluation of minority equity investments	—	16
Gain (loss) on cash flow hedges	50	(131)
Tax on cash flow hedges	(14)	27
Loss on net investment hedges	(47)	(35)
Exchange differences on translation of foreign operations	52	(6)
	41	(129)

Amounts reclassified and reported in the income statement
(Gain) loss on cash flow hedges	(24)	65
Tax on cash flow hedges	5	(13)
	(19)	52
Amounts reclassified and reported in non-financial assets (basis adjustment)*
Gain on cash flow hedges	—	(25)
Tax on cash flow hedges	—	4
	—	(21)

Other comprehensive income (loss) for the period (net of tax)	22	(98)

Total comprehensive income for the period	363	124

Total comprehensive income for the period attributable to:
Equity shareholders of the parent company	363	124

*

From 1 July 2018, the Group has applied IFRS 9 ‘Financial Instruments’ using a modified retrospective approach, recognising the cumulative effects of first-time adoption in opening equity at 1 July 2018.

As a result, amounts reclassified and reported in non-financial assets (basis adjustment) have been recognised directly in equity under IFRS 9, which were previously recognised in other comprehensive income under IAS 39 ‘Financial Instruments: Recognition and Measurement.’

The 2017 figures presented for comparison purposes have not been adjusted. The impacts of this first-time adoption are presented in Note 1.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Condensed Consolidated Balance Sheet as at 30 September 2018 and 30 June 2018

	30 September	30 June
	2018	2018
	£m	£m
Non-current assets
Goodwill	5,005	4,972
Intangible assets	4,454	4,531
Property, plant and equipment	2,592	2,548
Investments in joint ventures and associates	46	42
Minority equity investments	268	117
Deferred tax assets	486	425
Programme distribution rights	89	109
Trade and other receivables	46	45
Cost to obtain customer contracts	89	—
Cost to fulfil customer contracts	32	—
Derivative financial assets	404	475
	13,511	13,264

Current assets
Inventories	4,131	1,305
Trade and other receivables	1,964	1,729
Current tax assets	1	2
Cash and cash equivalents	981	1,622
Derivative financial assets	210	80
	7,287	4,738

Total assets	20,798	18,002

Current liabilities
Borrowings	1,023	447
Trade and other payables	6,644	4,586
Current tax liabilities	113	139
Provisions	345	127
Derivative financial liabilities	68	22
	8,193	5,321

Non-current liabilities
Borrowings	7,248	7,754
Trade and other payables	137	141
Provisions	82	81
Derivative financial liabilities	390	428
Deferred tax liabilities	265	257
	8,122	8,661

Total liabilities	16,315	13,982

Share capital	860	860
Share premium	2,704	2,704
Reserves	915	452
Total equity attributable to equity shareholders of the parent company	4,479	4,016

Total equity attributable to non-controlling interests	4	4
Total liabilities and equity	20,798	18,002

From 1 July 2018, the Group has applied IFRS 15 ‘Revenue from Contracts with Customers’ and IFRS 9 ‘Financial Instruments’ using a modified retrospective approach, recognising the cumulative effects of first-time adoption in opening equity at 1 July 2018.

The 30 June 2018 figures presented for comparison purposes have not been adjusted. The impacts of this first-time adoption are presented in Note 1.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Condensed Consolidated Cash Flow Statement for the three months ended 30 September 2018 and 2017

		Three months to 30 September
		2018	2017
	Notes	£m	£m
Cash flows from operating activities
Cash used in operations	5	(606)	(656)
Interest received		2	2
Taxation paid		(55)	(32)
Net cash used in operating activities		(659)	(686)

Cash flows from investing activities
Dividends received from joint ventures and associates		4	116
Funding to joint ventures and associates		(2)	(2)
Proceeds on disposal of associate		427	—
Purchase of property, plant and equipment		(175)	(196)
Proceeds on disposal of property, plant and equipment		2	—
Purchase of intangible assets		(161)	(149)
Purchase of subsidiaries (net of cash and cash equivalents purchased)		(4)	—
Purchase of minority equity investments		(6)	(11)
Purchase of associate		(4)	—
Decrease in short-term deposits		—	200
Net cash from (used in) investing activities		81	(42)

Cash flows from financing activities
Repayment of obligations under finance leases		—	(1)
Proceeds from disposal of shares in Employee Share Ownership Plan (“ESOP”)		1	1
Purchase of own shares for ESOP		—	(200)
Payments to satisfy exercise of employee share awards		(11)	—
Interest paid		(57)	(69)
Dividends paid to holders of non-controlling interests		—	(1)
Net cash used in financing activities		(67)	(270)

Net decrease in cash and cash equivalents		(645)	(998)

Effect of foreign exchange rate movements		4	3
Cash and cash equivalents at the beginning of the period		1,622	2,200
Cash and cash equivalents at the end of the period		981	1,205

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Condensed Consolidated Statement of Changes in Equity for the three months ended 30 September 2018 and 2017

	Attributable to equity shareholders of the parent company
	Share capital £m	Share premium £m	ESOP reserve £m	Hedging reserve £m	Other reserves £m	Retained (deficit) earnings £m	Total share- holders’ equity £m	Non- controlling interests £m	Total equity £m
At 1 July 2017	860	2,704	(78)	86	364	(98)	3,838	9	3,847

Profit for the period	—	—	—	—	—	222	222	—	222
Net investment hedges	—	—	—	—	(35)	—	(35)	—	(35)
Exchange differences on translation of foreign operations	—	—	—	—	(6)	—	(6)	—	(6)
Revaluation of available-for-sale investment	—	—	—	—	16	—	16	—	16
Recognition and transfer of cash flow hedges	—	—	—	(91)	—	—	(91)	—	(91)
Tax on items taken directly to equity	—	—	—	18	—	—	18	—	18
Total comprehensive (loss) income for the period	—	—	—	(73)	(25)	222	124	—	124

Share-based payment	—	—	36	—	—	(207)	(171)	—	(171)
Tax on items taken directly to equity	—	—	—	—	—	(3)	(3)	—	(3)
Dividends	—	—	—	—	—	—	—	(1)	(1)
At 30 September 2017	860	2,704	(42)	13	339	(86)	3,788	8	3,796

At 1 July 2018 – as reported	860	2,704	(9)	(35)	322	174	4,016	4	4,020

Restatement for IFRS 9 and IFRS 15	—	—	—	—	—	78	78	—	78
At 1 July 2018 – as restated	860	2,704	(9)	(35)	322	252	4,094	4	4,098

Profit for the period	—	—	—	—	—	341	341	—	341
Net investment hedges	—	—	—	—	(47)	—	(47)	—	(47)
Exchange differences on translation of foreign operations	—	—	—	—	52	—	52	—	52
Recognition and transfer of cash flow hedges	—	—	—	26	—	—	26	—	26
Tax on items taken directly to equity	—	—	—	(9)	—	—	(9)	—	(9)
Total comprehensive income for the period	—	—	—	17	5	341	363	—	363

Share-based payment	—	—	5	—	—	14	19	—	19
Tax on items taken directly to equity	—	—	—	6	—	13	19	—	19
Recognition of cash flow hedges directly in reserves – basis adjustment*	—	—	—	(16)	—	—	(16)	—	(16)
At 30 September 2018	860	2,704	(4)	(28)	327	620	4,479	4	4,483

*

From 1 July 2018, the Group has applied IFRS 15 ‘Revenue from Contracts with Customers’ and IFRS 9 ‘Financial Instruments’ using a modified retrospective approach, recognising the cumulative effects of first-time adoption in opening equity at 1 July 2018.

As a result, amounts reclassified and reported in non-financial assets (basis adjustment) have been recognised directly in equity under IFRS 9, which were previously recognised in other comprehensive income under IAS 39 ‘Financial Instruments: Recognition and Measurement.’

The 2017 figures presented for comparison purposes have not been adjusted. The impacts of this first-time adoption are presented in Note 1.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Notes to the Condensed Consolidated Interim Financial Statements

1	Basis of preparation

Sky Limited (formerly Sky plc) (the ‘Company’) is a private limited company incorporated in the United Kingdom (‘UK’) and registered in England and Wales. The unaudited condensed consolidated interim financial statements include the Company and its subsidiaries (together, the ‘Group’) and its interests in associates and jointly controlled entities.

The unaudited condensed consolidated interim financial statements for the three months ended 30 September 2018 and 2017 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The condensed consolidated interim financial statements have been prepared on a going concern basis and have been prepared using accounting policies and methods of computation consistent with those applied in the financial statements for the year ended 30 June 2018, except for new accounting pronouncements which have become effective this period and which are discussed further below.

The condensed consolidated interim financial statements are presented on a condensed basis as permitted by IAS 34 and therefore do not include all disclosures that would otherwise be required in a full set of financial statements. The condensed consolidated interim financial statements do not constitute statutory accounts as defined in Section 434 of the Companies Act 2006 and are unaudited for all periods presented. The financial information for the full year ended 30 June 2018 is extracted from the financial statements for that year. The auditor’s report on those financial statements was unqualified and did not contain any statement under section 498(2) and (3) of the Companies Act 2006.

The condensed consolidated interim financial statements are for the period 2 July 2018 to 30 September 2018 (fiscal year 2018: 13 weeks ended 1 October 2017). For convenience purposes, the Group continues to date its consolidated financial statements as at 30 June and its condensed consolidated interim financial statements for the first quarter as at 30 September.

Going Concern

The Group continues to believe that its existing external financing, together with internally generated cash inflows, will continue to provide sufficient sources of liquidity to fund its current operations, including its contractual obligations and commercial commitments, its approved capital expenditure requirements and any dividends proposed for the foreseeable future. Accordingly, the Directors continue to adopt the going concern basis in preparing the condensed consolidated interim financial statements.

Changes in significant accounting polices

The Group has adopted IFRS 15 ‘Revenue from Contracts with Customers’ and IFRS 9 ‘Financial Instruments’ from 1 July 2018.

Except for the first-time application of IFRS 15 and IFRS 9, the significant judgements made by management in applying the Group accounting policies and the key sources of estimation uncertainty were the same as those applied to the consolidated financial statements as at and for the year ended 30 June 2018.

a) IFRS 15 – ‘Revenue from Contracts with Customers’

The Group has finalised its analysis and adopted IFRS 15 from 1 July 2018. As permitted by the standard, the Group has taken advantage of the modified transitional provisions and as such the prior period results remain as previously reported. Under the modified approach the cumulative approach of initially applying the standard is recognised in equity at 1 July 2018, with no restatement of prior periods.

An adjustment to retained earnings of £46 million has been recognised in the Condensed Consolidated Statement of Changes in Equity, representing the cumulative deferral of costs to obtain customer contracts, which are amortised over the customer’s minimum contract period, the recognition of contract assets and liabilities and other assets, which as at transition would have been recognised earlier under IFRS 15, compared to the Group’s previous accounting policy under IAS 18, offset by resulting current and deferred tax liabilities.

Since 1 July 2018, the Group has applied the provisions of IFRS 15, described below, to measure and recognise revenue.

The Group’s revenue comprises to direct-to-consumer, content and advertising revenue. Before revenue is recognised, IFRS 15 requires a contract as well as the various performance obligations contained in the contract to be identified. The number of performance obligations depends on the types of contracts and activities.

IFRS 15 requires that the recognition of revenue from contracts with customers must reflect:

•

the rate at which performance obligations are fulfilled, corresponding to the transfer to a customer of control of a good or service, where control transfers either over time, or at a point in time; and

•	the amount to which the seller expects to be entitled as consideration for its activities.

Direct-to-consumer – The Group recognises revenue upfront for distinct products and services delivered at the start of a subscription contract. Discounts are allocated to all distinct performance obligations in the customer bundle on a pro-rata basis.

Cohorts of costs to obtain customer contracts are capitalised under IFRS 15, pertaining to certain sales commissions and incentives payable to Group employees and third-party agencies, as well as certain online display costs. These costs are generally amortised straight-line over the customer’s minimum contract period. Additionally, the Group has reclassified certain activation fees as cost to fulfil customer contracts, which were previously classified as intangible assets.

Notes to the Condensed Consolidated Interim Financial Statements (continued)

Content - Channel revenue, is recognised over time as the service is delivered, with no significant changes resulting as a result of the adoption of IFRS 15. Programming revenue is recognised on control of the final programming being transferred to the customer at a point in time.

Advertising – As a result of adopting IFRS 15, the Group presents advertising revenue gross of payments to media partners, as the Group controls the service being performed. Previously, these payments were netted against advertising revenue as the Group had not substantially transferred risks and rewards to the customer in providing the service.

The impact of adoption in the period to 30 September 2018 can be seen below and arises primarily from revenue which is deferred in the current period under IFRS 15 and an increase in advertising revenue and advertising cost compared to the Group’s previous basis.

	Pre-adjustment Total £m	Impact of IFRS 15 in the period £m	Statutory Group Total £m
Direct-to-consumer	3,011	(1)	3,010
Content	236	(25)	211
Advertising	193	218	411
Revenue	3,440	192	3,632

Programming	(1,669)	14	(1,655)
Direct network costs	(315)	—	(315)
Sales, general and administration	(1,631)	(202)	(1,833)
Operating expenses	(3,615)	(188)	(3,803)

Operating loss	(175)	4	(171)

An impairment of £1 million of contract assets was recognised in the three months ended 30 September 2018 (three months ended

30 September 2017: nil).

b) IFRS 9 – ‘Financial Instruments’

IFRS 9 ‘Financial Instruments’ replaces IAS 39 ‘Financial Instruments: Recognition and Measurement’ and is effective on the Group from 1 July 2018.

The Group has applied the classification, measurement and impairment requirements of the standard on a modified retrospective basis, adjusting the opening balance sheet at the transition date of 1 July 2018 with no restatement of comparative periods. The areas which impact the Group relate to the recognition of impairment provisions for customer receivables and other financial assets and the accounting for minority investments. IFRS 9 also contains new rules relating to hedge accounting, although the adoption of these is not mandatory and the Group will continue to apply IAS 39 hedge accounting policies.

With respect to impairment provisions, IFRS 9 introduces a model based on expected credit loss. This requires a provision to be made for impairment from the initial point at which the receivable is recognised, compared to IAS 39 which requires a provision to be made only when a loss event occurs. The IFRS 9 credit loss model has not had a material impact on either the Group’s balance sheet position or income statement result.

IFRS 9 requires certain of the Group’s trade receivables to be measured at fair value, as opposed to amortised cost. The balance sheet impact of this was less than £1 million as at 1 July 2018. IFRS 9 requires all equity investments to be held on the balance sheet at fair value, with associated movements incurred in either the income statement or in equity reserves. The Group has elected to recognise such movements in the income statement within financing cost.

IFRS 9 requires that amounts recognised in non-financial assets (basis adjustment) are recognised directly in equity, which were previously recognised in other comprehensive income under IAS 39 ‘Financial Instruments: Recognition and Measurement.’

Notes to the Condensed Consolidated Interim Financial Statements (continued)

The impacts of the first-time adoption of IFRS 15 and IFRS 9 at 1 July 2018 on the Group’s opening balance sheet are set out below:

	As reported £m	Impact of IFRS 9 £m	Impact of IFRS 15 £m	As adjusted £m
Non-current assets
Intangible assets	4,531	—	(32)	4,499
Minority equity investments	117	32	—	149
Cost to obtain customer contracts	—	—	81	81
Cost to fulfil customer contracts	—	—	32	32
Deferred tax assets	425	—	24	449

Current assets
Trade and other receivables	1,729	—	111	1,840

Current liabilities
Trade and other payables	4,586	—	149	4,735
Current tax liabilities	139	—	(11)	128

Non-current liabilities
Deferred tax liabilities	257	—	32	289

Reserves	452	32	46	530

2	Operating Segments

The Group has three reportable segments that are defined by geographic area to reflect how the Group’s operations are monitored and managed. The reportable segments presented reflect the Group’s management and reporting structure as viewed by the Board of Directors, which is considered to be the Group’s chief operating decision maker.

Reportable segment	Description
UK & Ireland	The activities and operations of the pay TV, home communications, mobile and adjacent businesses in the UK and Ireland
Italy	The activities and operations of the pay TV and adjacent businesses in Italy
Germany & Austria	The activities and operations of the pay TV and adjacent businesses in Germany and Austria

Segmental income statement for the three months ended 30 September 2018

	UK & Ireland £m	Italy £m	Germany & Austria £m	Adjusting Items & Eliminations £m	Statutory Group Total £m
Direct-to-consumer	1,921	637	453	(1)	3,010
Content	198	17	21	(25)	211
Advertising	122	52	19	218	411
Revenue	2,241	706	493	192	3,632

Programming	(945)	(379)	(330)	(1)	(1,655)
Direct network costs	(315)	—	—	—	(315)
Sales, general and administration	(690)	(246)	(210)	(687)	(1,833)
Operating expenses	(1,950)	(625)	(540)	(688)	(3,803)

Operating profit (loss)	291	81	(47)	(496)	(171)

Share of results of joint ventures and associates					2
Investment income					1
Finance costs					(155)
Profit on disposal of associate					634
Profit before taxation					311

Notes to the Condensed Consolidated Interim Financial Statements (continued)

Segmental income statement for the three months ended 30 September 2017

	UK & Ireland	Italy	Germany & Austria	Adjusting Items & Eliminations	Statutory Group Total
	£m	£m	£m	£m	£m
Direct to Consumer	1,883	559	470	—	2,912
Content	198	2	7	(2)	205
Advertising	117	44	18	—	179
Revenue	2,198	605	495	(2)	3,296

Inter-segment revenue	(2)	—	—	2	—
Revenue from external customers	2,196	605	495	—	3,296

Programming	(882)	(311)	(294)	1	(1,486)
Direct network costs	(276)	—	—	—	(276)
Sales, general and administration	(703)	(226)	(208)	(82)	(1,219)
Operating expenses	(1,861)	(537)	(502)	(81)	(2,981)

Operating profit (loss)	337	68	(7)	(83)	315

Share of results of joint ventures and associates					39
Investment income					1
Finance costs					(93)
Profit before taxation					262

*	Results for each segment are presented on an adjusted basis.

To provide a more relevant presentation, management has chosen to reanalyse the segmental allocation of certain revenue and costs relating to the Group’s OTT businesses from those previously reported, in order to align to how the Group’s operations are monitored and managed.

Notes to the Condensed Consolidated Interim Financial Statements (continued)

3	Earnings per share

The weighted average number of ordinary shares for the period was:

	Three months ended 30 September
	2018 Millions of shares	2017 Millions of shares
Ordinary shares	1,719	1,719
ESOP trust ordinary shares	(1)	(5)
Basic shares	1,718	1,714

Dilutive ordinary shares from share options	9	13
Diluted shares	1,727	1,727

Basic and diluted earnings per share are calculated by dividing profit for the period attributable to equity shareholders of the parent company by the weighted average number of shares for the period.

4	Dividends

	Three months ended 30 September		Year ended
	2018 £m	2017 £m	30 June 2018 £m
Dividends paid during the period
2018 Special dividend paid: 10.00 per ordinary share	—	—	172
2018 Interim dividend paid: 13.06 per ordinary share	—	—	224
	—	—	396

Notes to the Condensed Consolidated Interim Financial Statements (continued)

5	Notes to the Condensed Consolidated Cash Flow Statement

Reconciliation of profit before taxation to cash used in operations

	Three months to 30 September
	2018 £m	2017 £m
Profit before taxation	311	262
Depreciation, impairment and losses (profits) on disposal of property, plant and equipment	169	103
Amortisation, impairment and losses (profits) on disposal of intangible assets	163	152
Share-based payment expense	29	27
Investment income	(1)	(1)
Finance costs	155	93
Profit on disposal of associate	(634)	—
Share of results of joint ventures and associates	(2)	(39)
	190	597

Decrease (increase) in trade and other receivables	319	(144)
Increase in inventories	(2,102)	(2,298)
Increase in trade and other payables	898	1,238
Increase (decrease) in provisions	120	(15)
Decrease in costs to obtain customer contracts	4	—
Decrease in derivative financial instruments	(35)	(34)
Cash used in operations	(606)	(656)

6	Other matters

a)	Guarantees

Certain subsidiaries of the Company have agreed to provide additional funding to several of their investments in limited and unlimited companies and partnerships, in accordance with funding agreements. Payment of this additional funding would be required if requested by the investees in accordance with the funding agreements. The maximum potential amount of future payments which may be required to be made by the subsidiaries of the Company to their investments, in both limited and unlimited companies and partnerships under the undertakings and additional funding agreements, is £15 million (30 September 2017: £34 million; 30 June 2018: £17 million).

b)	21st Century Fox and Comcast Corporation offers

On 11 July 2018, the Twenty-First Century Fox, Inc. (“21st Century Fox”) group announced an increased recommended cash offer for the shares in the Company which it (or its affiliates) did not already own at an offer price of £14.00 per Sky share. On 12 July 2018, Comcast Corporation (“Comcast”) announced an increased cash offer of £14.75 per Sky share which the Independent Committee of the Board recommended shareholders to accept.

On 27 September 2018, Comcast Bidco Limited (“Comcast Bidco”), an indirect wholly-owned subsidiary of Comcast, published its revised offer document to Sky shareholders formally setting out Comcast Bidco’s final offer of £17.28 per share and the process to accept Comcast Bidco’s offer.

c)	Profit on disposal of associate

During the prior year, the Group received a cash distribution of £113 million from Sky Bet, following Sky Bet’s recapitalisation. The distribution was applied to reduce the carrying value of the Group’s investment in Sky Bet to nil, with the excess of £33 million being recognised as income.

On 21 April 2018, the Group reached an agreement to dispose of its investment in Sky Bet to The Stars Group Inc. following which the investment was reclassified as a held for sale asset, with a carrying value of nil.

On 10 July 2018, the Group completed the sale of its 20% stake in Sky Betting & Gaming to The Stars Group Inc. for a total consideration of £634 million, comprising £427 million in cash and 7.6 million shares in The Stars Group Inc.

7	Transactions with related parties and major shareholders

a)	Entities with significant influence

The Group conducts business transactions with companies that are part of 21st Century Fox, which was a major shareholder in the Company.

Transactions with related parties and amounts outstanding in relation to those transactions and with related parties at 30 September are as follows:

	Three months ended 30 September		Year ended
	2018 £m	2017 £m	30 June 2018 £m
Supply of goods or services by the Group	9	11	48
Purchases of goods or services by the Group	(83)	(101)	(407)
Amounts owed to the Group	17	17	13
Amounts owed by the Group	(179)	(167)	(178)

At 30 September 2018 the Group had expenditure commitments of £515 million (30 September 2017: £961 million; 30 June 2018: £568 million) with 21st Century Fox companies, which principally related to minimum television programming rights commitments.

Notes to the Condensed Consolidated Interim Financial Statements (continued)

7	Transactions with related parties and major shareholders (continued)

Goods and services supplied

During the period, the Group supplied programming, airtime, transmission and marketing services to 21st Century Fox.

Purchases of goods and services and certain other relationships

During the period, the Group purchased programming and technical and marketing services from 21st Century Fox, Inc. companies.

There was an agreement between 21st Century Fox, Inc. and the Group, pursuant to which it was agreed that, for so long as 21st Century Fox, Inc. directly or indirectly holds an interest of 30% or more in the Group, 21st Century Fox, Inc. will not engage in the business of satellite broadcasting in the UK or Ireland.

On 15 December 2016, the Company entered into a co-operation agreement with 21st Century Fox pursuant to which the parties agreed to provide each other with information and assistance for the purposes of obtaining all merger control and regulatory clearances and authorisations in relation to the 21st Century Fox Offer and the preparation of the document to be sent to the Company’s shareholders in relation to the Original 21st Century Fox Offer. The co-operation agreement was terminated by the Company on 25 April 2018 after the Independent Committee withdrew its recommendation of the Original 21st Century Fox Offer. Notwithstanding such termination, certain obligations under the co-operation agreement continued in effect.

b)	Joint ventures and associates

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its joint ventures and associates are disclosed below.

	Three months ended 30 September		Year ended
	2018 £m	2017 £m	30 June 2018 £m
Supply of services by the Group	3	12	47
Purchases of goods or services by the Group	(12)	(12)	(49)
Amounts owed by joint ventures and associates to the Group	23	31	26
Amounts owed to joint ventures and associates by the Group	(5)	(5)	(23)

Services supplied are primarily the provision of transponder capacity, marketing, airtime sales and support services. Purchases principally represent fees payable for channel carriage.

Amounts owed by joint ventures and associates include £17 million (30 September 2017: £16 million; 30 June 2018: £17 million) relating to loan funding. The loans bear interest at rates of between 1.50% and 2.00% (30 September 2017: between 1.50% and 2.00%; 30 June 2018: rates between 1.50% and 2.00%). The maximum amount of loan funding outstanding in total from joint ventures and associates during the period was £17 million (three months ended 30 September 2017: £16 million; year ended 30 June 2018: £17 million).

The Group has previously taken out a number of forward exchange contracts with counterparty banks on behalf of the joint venture AETN UK. On the same dates as these forward contracts were entered into, the Group entered into equal and opposite contracts with AETN UK in respect of these forward contracts.

Consequently, the Group was not exposed to any of the net gains or losses on these forward contracts. The face value of forward foreign exchange contracts that had not matured as at 30 September 2018 was £9 million (30 September 2017: £12 million; 30 June 2018: £9 million).

During the current period nil (three months ended 30 September 2017: less than US$1 million; year ended 30 June 2018: less than US$1 million) was received from the joint venture upon maturity of forward exchange contracts and US$1 million (three months ended 30 September 2017: US$1 million; year ended 30 June 2018: US$4 million) was paid to the joint venture upon maturity of forward foreign exchange contracts.

During the current period, £1 million (three months ended 30 September 2017: £1 million; year ended 30 June 2018: £3 million) was received from the joint venture upon maturity of forward foreign exchange contracts and nil (three months ended 30 September 2017: £1 million; year ended 30 June 2018: £1 million) was paid to the joint venture upon maturity of forward foreign exchange contracts.

During the current period, nil (three months ended 30 September 2017: €1 million; year ended 30 June 2018: €1 million) was received from the joint venture upon maturity of forward exchange contracts and nil (three months ended 30 September 2017: nil; year ended 30 June 2018: nil) was paid to the joint venture upon maturity of forward exchange contracts.

At 30 September 2018 the Group had minimum expenditure commitments of nil (30 September 2017: nil; 30 June 2018: £1 million) with its joint ventures and associates.

c)	Other transactions with related parties

The Group has engaged in a number of transactions with companies of which some of the Company’s Directors are also directors. These do not meet the definition of related party transactions.

Notes to the Condensed Consolidated Interim Financial Statements (continued)

7	Transactions with related parties and major shareholders (continued)

d)	Key management

The Group has a related party relationship with the Directors of the Company. At 30 September 2018, there were 11 (30 September 2017: 11; 30 June 2018: 11) members of key management, all of whom were Directors of the Company. Key management compensation is provided below:

	Three months ended 30 September		Year ended
	2018 £m	2017 £m	30 June 2018 £m
Short-term employee benefits	4	4	6
Share-based payments	3	3	9
	7	7	15

Post-employment benefits were less than £1 million in each period.

8	Financial instruments

The following table categorises the Group’s financial instruments which are held at fair value into one of three levels to reflect the degree to which observable inputs are used in determining their fair values:

	Level 1		Level 2		Level 3
	30 Sept 2018 £m	30 June 2018 £m	30 Sept 2018 £m	30 June 2018 £m	30 Sept 2018 £m	30 June 2018 £m
Financial assets
Other investments	144	—	—	—	124	117
Financial assets at fair value through profit or loss
Interest rate swaps	—	—	27	17	—	—
Cross-currency swaps	—	—	518	492	—	—
Forward foreign exchange contracts	—	—	69	46	—	—
Total	144	—	614	555	124	117

Financial liabilities
Interest rate swaps	—	—	(1)	(1)	—	—
Cross-currency swaps	—	—	(423)	(398)	—	—
Forward foreign exchange contracts	—	—	(29)	(47)	—	—
Embedded derivative	—	—	(5)	(4)	—	—
Total	—	—	(458)	(450)	—	—

Level 1 fair values measured using quoted prices (unadjusted) in active markets for identical assets or liabilities, including shares in listed entities.

Level 2 fair values measured using inputs, other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. Derivative financial instrument fair values are present values determined from future cash flows discounted at rates derived from market source data.

Level 3 fair values measured using inputs for the asset or liability that are not based on observable market data. Certain of the Group’s unlisted minority equity investments are held at fair value and are categorised as Level 3 in the fair value hierarchy. The Group utilises initial historical cost and also the fair value implied by the latest funding rounds, as applicable, in determining fair values of unlisted investments at the balance sheet date.

9	Subsequent Events

On 9 October 2018, the offer by Comcast Bidco to acquire the entire issued and to be issued share capital of the Company became wholly unconditional. As a result and as of that date, the ultimate controlling party of the Company is now Comcast. In the fourth quarter of 2018, Comcast Bidco acquired the remaining Sky shares and it now owns 100% of the share capital of the Company.

On 15 November 2018 the Group repaid $583 million of 9.500% Guaranteed Notes. On 18 February 2019, the Group cancelled its £1 billion revolving credit facility, which had a maturity date of 30 November 2021.

On 19 December 2018, it was announced that Sky plc had re-registered from a public limited company to a private limited company and delisted its shares. The Company also changed its name from Sky plc to Sky Limited.

In May 2019, Comcast provided a full and unconditional guarantee of the Group’s outstanding debt in connection with the Group’s noteholders consenting to (i) the transfer of the listing of three series of notes from the Main Market of the London Stock Exchange to the Professional Securities Market of the London Stock Exchange and (ii) amending certain terms of the Sky notes.